EXHIBIT 10.23

Dominion Homes, Inc. 2005 Director Compensation Plan

1.	$40,000 annual fee for each outside director ($10,000 per quarter)

2.	Additional $5,000 annual fee for each Audit Committee member (other than Audit Committee Chair) and each committee Chair (other than Audit Committee Chair) ($1,250 per quarter)

3.	Additional $10,000 annual fee for Audit Committee Chair ($2,500 per quarter)

4.	Additional $20,000 annual fee for the Lead Director ($5,000 per quarter)

Director and Committee Fees shall be paid quarterly in advance.

5.	Each outside director also receives, on the first day after the annual meeting, a grant of non-qualified stock options to purchase 2,500 common shares at an exercise price equal to the fair market value of the common shares on the date of grant.